CONSENT OF INDEPENDENT AUDITORS

Lord Abbett Bond-Debenture Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 42 to Registration Statement No. 2-38910 of our report dated February 7, 1997 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
New York, New York


April 30, 1997